Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of GlobalWise Investments, Inc. on Form S-1 of our report dated April 1, 2013, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of GlobalWise Investments, Inc. as of December 31, 2012 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio
May 29, 2013